Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. 1350
In connection with the Quarterly Report on Form 10-Q of Tri-Isthmus Group, Inc. (the “Registrant”) for the quarter ended July 31, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “report”), I, Todd Parker, Co-Chief Executive Officer and Co-Chief Financial Officer of the Registrant, certify to my knowledge and in my capacity as an officer of the Registrant, pursuant to 18 U.S.C. 1350, that:
(1)	The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Registrant as of the dates and for the periods expressed in the report.
Date: September 19, 2007

/s/ Todd Parker
Todd Parker
Co-Chief Executive Officer (Co-Principal Executive Officer) Co-Chief Financial Officer (Co-Principal Financial Officer)